FOR IMMEDIATE RELEASE

ALCO STORES, INC. REPORTS OPERATING RESULTS
FOR FOURTH QUARTER AND FISCAL YEAR ENDED FEBRUARY 3, 2013

ABILENE, Kan. (April 18, 2013) -- ALCO Stores, Inc. (NASDAQ: ALCS), which specializes in providing a superior selection of essential products for everyday life in small-town America, today announced operating results for its fourth quarter and fiscal year ended February 3, 2013.

Net sales from continuing operations during the fourth quarter of fiscal 2013 (14 weeks) increased 8.5% to $146.8 million, compared to $135.3 million in the fourth quarter of fiscal 2012 (13 weeks). Excluding the 14th week of the fiscal 2013 quarter, net sales from continuing operations increased 3.6% to $140.2 million. Same-store sales, excluding fuel centers, increased 4.2% to $138.7 million during the fourth quarter of fiscal 2013. Excluding the 14th week of the fiscal 2013 quarter, same-store sales, excluding fuel centers, decreased 0.5% to $132.5 million.

Net earnings for the fourth quarter of fiscal 2013 were $2.0 million, or $0.61 per diluted share, compared to $0.8 million, or $0.21 per diluted share, for the fourth quarter of fiscal 2012. Earnings from continuing operations, net of tax, for the fourth quarter of fiscal 2013 were $2.0 million, or $0.61 per diluted share, compared to $0.9 million, or $0.23 per diluted share, for the fourth quarter of fiscal 2012.

Net sales from continuing operations during the 53 weeks of fiscal year 2013 increased 3.5% to $492.6 million, compared to net sales during the 52 weeks of fiscal year 2012 of $476.0 million. Excluding the 53rd week of fiscal year 2013, net sales from continuing operations increased 2.1% to $486.1 million. Same-store sales, excluding fuel centers, during the 53 weeks of fiscal year 2013 increased 0.3% to $469.4 million. Excluding the 53rd week of fiscal year 2013, same-store sales, excluding fuel centers, decreased 1.0% to $463.2 million.

Net earnings for fiscal 2013 were $1.3 million, or $0.36 per diluted share, compared to net earnings of $1.7 million, or $0.43 per diluted share, for fiscal 2012. Included within the fiscal 2012 results are the following two events: 1) $1.4 million benefit (net of tax), or $0.37 per diluted share, related to an insurance settlement received, and 2) $0.3 million of expense (net of tax), or $0.09 per diluted share, related to the accelerated amortization of financing fees on the Company’s previous credit facility. The impact of these two events on prior year earnings is a net benefit of $1.1 million, or $0.28 cents per diluted share. Excluding these two events, net earnings for fiscal 2013 were $1.3 million, or $0.36 per diluted share, compared to adjusted net earnings of $0.6 million, or $0.15 cents per diluted share, for fiscal 2012. Earnings from continuing operations, net of tax, for fiscal 2013 were $1.7 million, or $0.48 per diluted share, compared to adjusted net earnings from continuing operations of $0.8 million, or $0.21 per diluted share, for fiscal 2012.

Richard Wilson, President and CEO, commented, “In spite of a difficult economic landscape and lingering weather issues in late fiscal 2013, ALCO achieved respectable net earnings of 61 cents per share in the fourth quarter as a result of several company-wide initiatives. These actions include expanding product offerings in food and frozen categories, improving merchandise assortments in apparel and sporting goods, implementing buying efficiencies and competitive price opportunities, and delivering better customer service and a clean, easy-to-shop store environment. In addition, new stores opened in the past year are performing very well. We are encouraged by the positive impact these actions had on earnings and are equally excited about the potential benefit of price optimization initiatives we are rolling out in fiscal 2014.”

Investor Conference Call

The Company will host an investor conference call at 10:00 a.m. Central Time on Friday, April 19, 2013, to discuss operating results for the fourth quarter and fiscal year ended February 3, 2013. The dial-in number for the conference call is 888-240-9373 (international/local participants dial 913-312-0376), and the Conference Code is 8688745. Parties interested in participating in the conference call should dial in approximately five minutes prior to 10:00 a.m. Central Time. A replay of the call will be available after 1:00 p.m. Central Time April 19, 2013 through April 24, 2013, by dialing 888-203-1112 (international/ local participants dial 719-457-0820), and the Replay Code is 8688745. A replay of the call will also be available four hours after completion of the call by visiting the Investors page on the Company’s website, www.ALCOstores.com.

Supplemental Data

The Company has included certain tables in this press release that are set forth fully in the Company’s 10-K.

Certain Non-GAAP Financial Measures

The Company has included Adjusted EBITDA, non-GAAP performance measures, as part of its disclosure as a means to enhance its communications with stockholders. Certain stockholders have specifically requested this information to assist them in comparing the Company to other retailers that disclose similar non-GAAP performance measures. Further, management utilizes these measures in internal evaluation; review of performance and in comparing the Company’s financial measures to those of its peers. Adjusted EBITDA differs from the most comparable GAAP financial measure (earnings [loss] from continuing operations) in that it does not include certain items. These items are excluded by management to better evaluate normalized operational cash flow and expenses excluding unusual, inconsistent and non-cash charges. To compensate for the limitations of evaluating the Company's performance using Adjusted EBITDA, management also utilizes GAAP performance measures such as gross margin return on investment, return on equity and cash flow from operating activities. As a result, Adjusted EBITDA may not reflect important aspects of the results of the Company’s operations.

ALCO Stores, Inc.
ALCO Stores, Inc. is a broad-line retailer, primarily located in small underserved communities across 23 states. The Company has 217 ALCO stores that offer both name brand and private label products of exceptional quality at reasonable prices. We are proud to have continually provided friendly, personal service to our customers for the past 112 years. To learn more about the Company visit www.ALCOstores.com.

Forward-looking statements

This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (“the Act”). Forward-looking statements can be identified by the inclusion of “will,” “believe,” “intend,” “expect,” “plan,” “project” and similar future-looking terms. You should not rely unduly on these forward-looking statements. These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environments, and Company performance. Forward-looking statements inherently involve risks and uncertainties, and, accordingly, actual results may vary materially. Factors which could significantly change results include but are not limited to: sales performance, expense levels, competitive activity, interest rates, changes in the Company’s financial condition, and factors affecting the retail category in general. Additional information regarding these and other factors may be included in the Company’s 10Q filings and other public documents, copies of which are available from the Company on request and are available from the United States Securities and Exchange Commission.

###

For more information, contact:

Wayne S. Peterson

Senior Vice President – Chief Financial Officer

785-263-3350 X164

email: wpeterson@alcostores.com

or

Debbie Hagen

Hagen and Partners

913-642-6363

email: dhagen@hagenandpartners.com

- Tables to follow -

ALCO Stores, Inc.

Statements of Operations

Fiscal Years Ended February 3, 2013 and January 29, 2012

(dollars in thousands, except share and per share amounts)

	(unaudited) Fourteen Week Period Ended	Thirteen Week Period Ended	(unaudited) Fifty-Three Week Period Ended	Fifty-Two Week Period Ended
	February 3, 2013	January 29, 2012	February 3, 2013	January 29, 2012
Net sales	$ 146,783	135,344	492,595	476,032
Cost of sales	105,176	96,621	343,232	331,984
Gross margin	41,607	38,723	149,363	144,048
Selling, general and administrative	35,390	34,684	134,746	130,951
Depreciation and amortization	2,411	2,201	8,847	8,569
Total operating expenses	37,801	36,885	143,593	139,520
Other operating income	-	-	-	2,270
Operating income from continuing operations	3,806	1,838	5,770	6,798
Interest expense Earnings from continuing operations before income taxes	1,083	871	3,477	4,207
	2,723	967	2,293	2,591
Income tax expense	748	70	565	702
Earnings from continuing operations Earnings (loss) from discontinued operations, net of income tax (expense) benefit	1,975 5	897 (65)	1,728 (421)	1,889 (234)
Net earnings Earnings (loss) per share	$ 1,980	832	1,307	1,655

Basic Continuing operations	$ 0.61	0.23	0.48	0.49
Discontinued operations	$ 0.00	(0.02)	(0.12)	(0.06)
Net earnings per share Earnings (loss) per share	$ 0.61	0.21	0.36	0.43

Diluted Continuing operations	$ 0.61	0.23	0.48	0.49
Discontinued operations	$ 0.00	(0.02)	(0.12)	(0.06)
Net earnings per share	$ 0.61	0.21	0.36	0.43
Weighted-average shares outstanding:
Basic	3,258,152	3,842,745	3,634,235	3,842,281
Diluted	3,258,152	3,842,745	3,634,235	3,842,281

ALCO Stores, Inc.

Schedule of Adjusted EBITDA

(dollars in thousands)

(unaudited)

	52 Weeks	For the 39 Week Periods Ended		Trailing 12 Period Ended	14 Week Period Ended	13 Week Period Ended	53 Weeks
	Fiscal 2012	October 28, 2012	October 30, 2011	October 28, 2012	February 3, 2013	January 29, 2012	Fiscal 2013
Net earnings (loss)	$1,655	(673)	823	159	1,980	832	1,307
Plus:
Interest	4,207	2,394	3,336	3,265	1,083	871	3,477
Taxes	641	(443)	529	(331)	754	112	311
Depreciation and amortization	8,656	6,479	6,434	8,701	2,423	2,222	8,902
EBITDA	15,159	7,757	11,122	11,794	6,240	4,037	13,997
Plus:
Share-based compensation	257	327	274	310	54	(17)	381
(Gain) loss asset disposals	292	(4)	(126)	414	145	418	141
Insurance proceeds (1)	(2,270)	-	(2,270)	-	-	-	-
Adjusted EBITDA	$13,438	8,080	9,000	12,518	6,439	4,438	14,519
Cash	$2,491	1,179	3,125	1,179	3,160	2,491	3,160
Debt	65,437	74,745	80,210	74,745	79,962	65,437	79,962
Debt, net of cash	$62,946	73,566	77,085	73,566	76,802	62,946	76,802

(1) On September 9, 2011, the Company received a $2.3 million settlement from Factory Mutual Insurance Company that represented an appearance allowance for the roofs at the Company's corporate office and warehouse in Abilene, KS.

ALCO Stores, Inc.
Balance Sheets

(dollars in thousands, except share and per share amounts)

Assets

Current assets:	(unaudited) February 3, 2013	January 29, 2012
Cash	$ 3,160	$ 2,491
Receivables	13,187	10,334
Inventories	166,671	156,214
Prepaid expenses	3,767	3,603
Deferred income taxes	3,081	5,607
Property held for sale	568	568
Total current assets	190,434	178,817
Property and equipment, at cost:
Land and land improvements	5,648	1,508
Buildings and building improvements	10,499	10,488
Furniture, fixtures and equipment	74,066	71,518
Transportation equipment	988	861
Leasehold improvements	21,138	19,289
Construction work in progress	5,083	1,177
Total property and equipment	117,422	104,841
Less accumulated depreciation and amortization	81,794	76,563
Net property and equipment	35,628	28,278
Property under capital leases	26,972	24,054
Less accumulated amortization	11,476	11,498
Net property under capital leases	15,496	12,556
Deferred income tax - non current	1,693	-
Other non-current assets	624	754

Total assets	$243,875	$220,405

ALCO Stores, Inc.

Balance Sheets

(dollars in thousands, except share and per share amounts)

Liabilities and Stockholders' Equity

	(unauditied) February 3, 2013	January 29, 2012
Current liabilities:
Current maturities of capital lease obligations	$ 580	$ 570
Accounts payable	39,220	26,695
Accrued salaries and commissions	3,111	3,984
Accrued taxes other than income	5,046	4,845
Self-insurance claim reserves	4,429	4,112
Other current liabilities	4,429	4,327
Total current liabilities	56,815	44,533
Notes payable under revolving loan	63,446	52,063
Capital lease obligations - less current maturities	15,936	12,804
Deferred gain on leases	3,053	3,439
Deferred income taxes	-	643
Other noncurrent liabilities	2,462	2,483
Total liabilities	141,712	115,965
Stockholders' equity:
Common stock, $.0001 par value,
authorized 20,000,000 shares; 3,258,163 and 3,842,745
shares issued and outstanding, respectively	1	1
Additional paid-in capital	36,533	40,115
Retained earnings	65,629	64,324
Total stockholders' equity	102,163	104,440

Total liabilities and stockholders' equity	$243,875	220,405